BlackRock Funds II (the "Registrant")
BlackRock LifePath(r) Smart Beta 2020 Fund
BlackRock LifePath(r) Smart Beta 2025 Fund
BlackRock LifePath(r) Smart Beta 2030 Fund
BlackRock LifePath(r) Smart Beta 2035 Fund
BlackRock LifePath(r) Smart Beta 2040 Fund
BlackRock LifePath(r) Smart Beta 2045 Fund
BlackRock LifePath(r) Smart Beta 2050 Fund
BlackRock LifePath(r) Smart Beta 2055 Fund
BlackRock LifePath(r) Smart Beta 2060 Fund
BlackRock LifePath(r) Smart Beta Retirement Fund

(collectively, the "Funds")

77I:

Terms of new or amended securities

Effective June 28, 2017, the Board approved the
Registrant's Fifth Amended and Restated Plan
Pursuant to Rule 18f-3 Under the Investment Company
Act of 1940 (the "Fifth Amended and
Restated 18f-3 Plan"), which amended the criteria regarding investors eligible to purchase Class
K Shares of the Funds. A copy of the Fifth Amended and Restated 18f-3 Plan is attached hereto under sub-item 77Q1(d).